UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On March 29, 2005, the Compensation Committee of the Board of Directors of SRS Labs, Inc. (the “Company”) granted non-qualified stock options pursuant to the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “Plan”) to the following executive officers and in the following amounts:

Officer	Title	Number of Shares Subject to Option

Thomas C.K. Yuen	Chairman, Chief Executive Officer and President	11,250

Janet M. Biski	Chief Financial Officer, Treasurer and Secretary	7,500

Alan D. Kraemer	Executive Vice President, Chief Technology Officer	7,500

Philip Wong	President, ValenceTech, Ltd.	7,500

Jennifer A. Drescher	Vice President, Corporate Communications	7,500

Each of the options has an exercise price of $4.01 per share, the closing sales price of the Company’s common stock on the date of grant, which is the fair market value of the Company’s common stock as determined under the terms of the Plan.  One hundred percent of such options will vest on the first anniversary of the date of grant.  A copy of the form of Nonqualified Stock Option Agreement to be issued in connection with the grants is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.                                              Departure of Directors or Principal Officers; Appointment of Principal Officers

On March 29, 2005, Stephen V. Sedmak announced his retirement as a director of the Company, effective upon the completion of his current term as a director, which ends at the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on June 22, 2005 (the “Annual Meeting”).  Mr. Sedmak, in announcing his retirement, informed the Nomination and Corporate Governance Committee of the Company’s Board of Directors that he would not stand for re-election at the Annual Meeting.  Pursuant to the Company’s Bylaws, the Company’s Board of Directors has decided to reduce the size of the Board from 6 to 5, effective upon the completion of Mr. Sedmak’s current term.

Item 9.01.                                          Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Nonqualified Stock Option Agreement (with schedule of parties attached).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: April 4, 2005
	By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen
Chairman of the Board and
Chief Executive Officer